COMPUTER ASSOCIATES AGREES TO SETTLE COMPENSATION LITIGATION

ISLANDIA, N.Y., March 31, 2000--Computer Associates International, Inc. (CA) announced today that an agreement has been reached to settle certain shareholder litigation arising out of stock awards made to three executives in June 1998 pursuant to the company's 1995 Key Employee Stock Ownership Plan. Under the terms of the proposed settlement, which is subject to the approval of the Delaware Court of Chancery and dismissal of related claims by the United States District Court for the Eastern District of New York, the executives will return
4.5 million shares of Computer Associates stock to the company.

Willem de Vogel, chairman of the Stock Option and Compensation Committee of CA's Board of Directors, stated: "Even though the Committee continues to believe that the original stock awards were in accordance with both the spirit and intent of the 1995 Plan, it is in the interest of the company and its shareholders to put this matter behind us."

If approved by the courts, the agreement would result in dismissal of the derivative actions brought in the Delaware and New York courts.

Computer Associates International, Inc. (NYSE: CA), the world's leading business software company, delivers the end-to-end infrastructure to enable eBusiness through innovative technology, services and education. CA has 18,000 employees worldwide and had revenue of $6.3 billion for the year ended December 31, 1999. For more information, visit www.ca.com.